EXHIBIT 99.1

ProPetro Announces Settlement of Previously Disclosed
Securities and Exchange Commission Matter

MIDLAND, TX, November 22, 2021, (Business Wire) – ProPetro Holding Corp. (“ProPetro” or the “Company”) (NYSE: PUMP) today announced that it has entered into a settlement with the U.S. Securities and Exchange Commission (the “SEC”), resolving the previously disclosed SEC investigation relating to the Company. The Company was not required to pay any monetary penalty and has no ongoing undertakings in connection with the settlement.

Under the terms of the settlement, the Company, without admitting or denying the findings in the administrative order issued by the SEC, has agreed to cease and desist from violations of specified provisions of the federal securities laws and rules promulgated thereunder relating to the books and records, internal control and proxy disclosure provisions of the securities laws and rules.

Phillip Gobe, Executive Chairman, commented, “The Company fully cooperated with the SEC over the course of its investigation. The SEC’s administrative order recognizes not only the significant value of the Company’s cooperation but also the considerable remedial actions taken by the Company to strengthen its internal policies, governance and internal control over financial reporting and to embed those improvements into the Company’s culture. All material weaknesses previously identified have been fully remediated, and ProPetro is a stronger company today as a result of the actions we have taken to enhance our culture.”

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information, please visit www.propetroservices.com.

Contacts

ProPetro Holding Corp

David Schorlemer

Chief Financial Officer

investors@propetroservices.com

432-688-0012

Josh Jones

Director of Finance

investors@propetroservices.com

432-688-0012